Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA HEALTH SERVICES ANNOUNCES AN INCREASE IN ITS
SHARE REPURCHASE PROGRAM

       Las Vegas, October 28, 2003 - Sierra Health Services, Inc. (NYSE:SIE) today announced that its Board of Directors has authorized the company to purchase up to an additional 3 million shares of its common stock. On January 7, 2003, the company announced that the Board authorized a program for the repurchase of up to 2 million shares of common stock. On February 25, 2003 and May 27, 2003 the company announced authorization for an additional 600,000 and 2 million shares, respectively. The company said that repurchases have been made from time to time at prevailing prices in the open market, by block purchase or in private transactions and have totaled approximately 3.8 million shares to date. Considering these repurchases, Sierra is now authorized to purchase up to an additional 3.8 million shares. The company had approximately 27.9 million shares of common stock outstanding at September 30, 2003.

       Sierra Health Services, Inc., based in Las Vegas, is a diversified health care services company that operates health maintenance organizations, indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 1.2 million people through health benefit plans for employers, government programs and individuals. For more information, visit the company's website at www.sierrahealth.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare and workers' compensation reserves; 6) our failure to prevail on our protest of the TRICARE Next Generation contract; 7) our failure to obtain an extension of the Medicare Social HMO contract; and 8) the amount of actual proceeds realized upon the final disposition of the workers' compensation insurance operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.